Exhibit 10.19

Agreement for option for

sale and purchase

of shares in

NewCo

BETWEEN

GBTRON LANDS LIMITED

AND

CROWN LNG HOLDING AS

AND

CROWN LNG HOLDINGS LIMITED

3 AUGUST 2023

CONTENTS

1	DEFINITIONS	3

2	AMENDMENT TO THE EXCLUSIVITY AGREEMENT	6

3	SETTING UP NEWCO AND THE NEWCO TRANSFER IMPLEMENTATION PLAN	6

4	DUE DILIGENCE	7

5	SHARE PURCHASE OPTION	7

6	CONDUCT OF BUSINESS OF THE SELLER AND NEWCO	7

7	COMPLETION CONDITIONS	9

8	PRE COMPLETION BREACHES AND TERMINATION	9

9	COMPLETION	9

10	SELLER’S WARRANTIES	11

11	WARRANTY CLAIMS	13

12	POST COMPLETION OBLIGATIONS	14

13	TRANSFER OF NEWCO PROMISSORY NOTE AGAINST ISSUE OF SHARES IN PUBCO	15

14	ANNOUNCEMENTS; CONFIDENTIALITY	15

15	NOTICES	15

16	TAXES AND TRANSACTION COSTS	16

17	GENERAL	16

18	GOVERNING LAW; LEGAL VENUE	17

APPENDIX 1 – NEWCO ASSETS		19

APPENDIX 2 – EA AMENDMENT AGREEMENT		22

1	AMENDMENTS TO THE AGREEMENT	22

2	MISCELLANEOUS	23

APPENDIX 3 PROMISSORY NOTE		25

ENDORSEMENT FOR TRANSFER		27

This agreement (the “Agreement”) is made on 3 August 2023 between:

(1)

GBTRON Lands Limited, a private limited liability company incorporated under the laws of England and Wales, with registered address at 45 Pont Street, London, SW1X 0BD, United Kingdom, and with company registration number 07103170 (the “Seller”);

(2)

Crown LNG Holding AS, a private limited liability company incorporated under the laws of Norway, with registered address at Skøyen Atrium, Drammensveien 147, 0277 Oslo, Norway and with business registration number 817 120 962; (the “Buyer”); and

(3)

Crown LNG Holdings Limited, a private limited liability company incorporated on the Island of Jersey, Channel Islands, with registered address at 3rd Floor, 4 Esplanade, St Helier, Jersey, JE4 9WG (“Pubco”).

BACKGROUND

(A)

The Seller and Buyer have entered into an exclusivity agreement dated 27 August 2020 (the “Exclusivity Agreement”) relating to a project to develop a natural gas fired power plant project linked to a carbon capturing facility, located in Grangemouth Port on the river Forth (the “Project”). The Project is further described in an appendix to the Exclusivity Agreement.

(B)

The Seller has an agreement with Grangemouth’s port authorities giving the Seller certain rights and obligations, which includes but is not limited to inter alia land rights and rights to develop a gas-fired power plant, rights to providing services from a 5MTPA floating, storage and regasification unit (“FSRU”) in Scotland, rights for entering into terminal use agreements for the FSRU and mooring rights for the FSRU (the “Port Authorities Agreement”).

(C)

It is the intention of the Parties that the Seller shall (a) set up a new limited liability company to be incorporated under the laws of Scotland or England and Wales (the “NewCo”) and (b) transfer certain rights and obligations relating to the Project (including but not limited to the Port Authorities Agreement) as further described in Appendix 1 and other rights and assets ancillary thereto (the “NewCo Assets”) to NewCo.

(D)

In parallel with the transaction set out in this Agreement, a business combination is contemplated whereunder Buyer will become a subsidiary of PubCo in accordance with a business combination agreement dated on or about the date hereof, to be entered into between, amongst others, the Buyer and PubCo (the “Business Combination Agreement”).

(E)	The Seller and the Buyer wishes to enter into an arrangement whereby the Seller grant to the Buyer an option to buy all the shares of NewCo on the terms set out in this this Agreement.

On this background, it is agreed as follows:

1	DEFINITIONS

In addition to definitions elsewhere in this Agreement, the following definitions shall apply herein:

Accounting Principles	International Financial Reporting Standards issued by the IFRS Foundation and the International Accounting Standards Board (IASB), as applied by the Company for its annual accounts for 2022.

Accounts	means the pro forma accounts for the NewCo (both showing the position assuming that the NewCo Assets Transfer has not happened and showing the position assuming that the NewCo Assets Transfer has happened) delivered in the Data Room.

Accounts Date	means the date on which the Accounts are uploaded to the Data Room.

Affiliate

means in respect of any person: (i) any person with direct or indirect control over the person; and (ii) any person directly or indirectly controlled by the person or a person as referred to in item (i).

For the purposes of this definition, decisive influence as set out in section 1-3 of the Norwegian Private Limited Liability Companies Act of 1997, as in force at the Agreement Date, shall constitute control.

Agreement Date	means the date of this Agreement.

Anchorage	means the marine anchorage for the FSRU, in the proximity of the Port of Methil the location of which is shown numbered “4” and “5” on Plan 2 included in Appendix 1 hereto.

BCA Closing	means the completion of the transactions contemplated by the Business Combination Agreement as a result of which the Buyer shall become a wholly owned subsidiary of PubCo.

Business Combination Agreement	has the meaning ascribed to such term in recital (D).

Business Day	means a day when banks are open for general banking business in Norway, New York, Scotland, England and Jersey.

Completion	means the completion of the Transaction in accordance with clause 9.2, 9.3 and 9.4.

Completion Conditions	means the conditions for the Seller’s and the Buyer’s obligation to complete the Transaction as set out in clause 7.1.

Completion Date	means the date that Completion actually takes place.

Data Room	means the virtual data room set up by Seller, satisfactorily populated for the Buyer to conduct a due diligence satisfactory to the Buyer on NewCo, the NewCo Assets, the pro forma Accounts and contemplated NewCo Transfer Implementation Plan.

DD Commencement Date	has the meaning ascribed to such term in clause 4.2.

EA Amendment Agreement	has the meaning ascribed to such term in clause 2.1.

Encumbrance	means (a) any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignation, hypothecation, security interest, standard security, title retention or any other security agreement or arrangement; or (b) any agreement, arrangement or obligation to create any of the foregoing

Exclusivity Agreement	has the meaning ascribed to such term in recital (A).

FSRU	has the meaning ascribed to such term in recital (B).

Interim Period	has the meaning ascribed to such term in clause 6.1.

Location	means the locations associated with the floating regasification plant and deep- water Anchorage in the proximity of the Port of Methil as shown on the plans in Appendix 1.

NewCo	has the meaning ascribed to such term in recital (C).

NewCo Assets	has the meaning ascribed to such term in recital (C).

NewCo Assets Transfer	means the transfer of each of the NewCo Assets from the Seller to NewCo.

NewCo Transfer Implementation Plan	has the meaning ascribed to such term in clause 3.3.

NewCo Promissory Note	has the meaning ascribed to such term in clause 9.2.

NOK	means Norwegian kroner.

NYSE	the New York Stock Exchange.

Option Deadline	has the meaning ascribed to such term in clause 5.2.

Parties	means the Buyer, the Seller and PubCo together.

Party	means either the Buyer, the Seller or PubCo individually.

Port Authorities Agreement	has the meaning ascribed to such term in recital (B).

Project	has the meaning ascribed to such term in recital (A).

Provided Information	means the information about the NewCo, NewCo Assets and the NewCo Transfer Implementation Plan and all information provided by the Seller to the Buyer in relation to the Transaction, whether via the Data Room or otherwise.

PubCo Shares	means ordinary shares of no par value in the capital of PubCo.

PubCo Share Price	means the published market value price per share of the ordinary shares of no par value in the capital of PubCo which are listed on NYSE at close of business New York time on the last Business Day prior to Completion.

Purchase Price	means £1.

Seller’s Knowledge	means the actual knowledge of the officers and directors of the Seller, after due inquiry, as per the Agreement Date.

Seller’s Warranties	means the warranties of the Seller set out in clause 10.1.

Shares	means all shares representing the entire issued share capital in NewCo.

Share Purchase Option	has the meaning ascribed to it in clause 5.1.

Shares Transfer	means the transfer of the Shares from the Seller to the Buyer.

Tax or Taxes	means any federal, state or local taxes, duties, levies, imposts, deductions, surcharges or other charges of any kind, nature or description past, present or future.

Third Party Claim	has the meaning ascribed to such term in clause 11.7.

Transaction	means the exercise of the Share Purchase Option and the following completion of (i) the NewCo Assets Transfer and (ii) the Shares Transfer contemplated by this Agreement.

Transaction Costs	means any amount of:

(a) fees, expenses or liabilities relating to advice and services rendered by professional advisors and consultants solely and directly in connection with the Transaction (excluding any recoverable VAT or other recoverable Taxes in respect of such fees and expenses); and

(b) any other costs and expenses incurred in connection with the preparation, execution and performance of the Agreement and the Transaction.

USD	means United States Dollars.

2	AMENDMENT TO THE EXCLUSIVITY AGREEMENT

2.1	On the Agreement Date, the Seller and the Buyer shall enter into an amendment agreement to the Exclusivity Agreement in the form attached as Appendix 2 hereto (the “EA Amendment Agreement”).

3	SETTING UP NEWCO AND THE NEWCO TRANSFER IMPLEMENTATION PLAN

3.1	Following execution of this Agreement, the Seller shall incorporate NewCo without undue delay. The Seller shall give Buyer written notice on the date when NewCo has been incorporated.

3.2	Following incorporation of NewCo, the Seller shall prepare pro-forma Accounts in accordance with the Accounting Principles to be uploaded to the Data Room.

3.3

The Seller shall, as soon as practically possible following the execution of this Agreement prepare and deliver to the Buyer a detailed plan outlining the process for the NewCo Assets Transfer and Shares Transfer (the “NewCo Transfer Implementation Plan”). The NewCo Transfer Implementation Plan shall, amongst others, include:

(a)	A more detailed specification of the NewCo Assets;

(b)	An outline of the transfer process for each of the assets forming part of the NewCo Asset Transfer;

(c)	An outline of the transfer process for the Shares Transfer;

(d)	The timeline, responsibilities and necessary actions to effectuate NewCo Assets Transfer and Shares Transfer;

(e)	The identification of any third party consents, approvals or notifications required for the NewCo Assets Transfer and Shares Transfer; and

(f)	Any regulatory or governmental approvals required for the NewCo Assets Transfer and Shares Transfer.

4	DUE DILIGENCE

4.1	Following the incorporation of NewCo and of the preparation of the NewCo Transfer Implementation Plan as set out in clause 2, the Seller shall set up the Data Room.

4.2

The Seller shall give Buyer written notice on the date when the Data Room has been set up and populated with relevant information (the “DD Commencement Date”). When sending the written notice, the Seller shall request a list of names which shall receive an invitation to the Data Room.

4.3

The Seller will ensure that the Buyer and its advisors and representatives are given reasonable and timely access all relevant financial, technical, legal and other documents and information related to NewCo, the NewCo Assets and the NewCo Transfer Implementation Plan, which is required for the purposes of the due diligence to the Buyer’s satisfaction.

5	SHARE PURCHASE OPTION

5.1	The Seller hereby grants the Buyer an option (the “Share Purchase Option”) to acquire all the Shares on the terms set out in this Agreement.

5.2

The Share Purchase Option may be exercised (if at all) for all the Shares by written notice from the Buyer, in its sole discretion, to the Seller at any time between the BCA Closing and the date falling one year after the Agreement Date (the “Option Deadline”). Provided that the Buyer has exercised the Share Purchase Option no later than the Option Deadline, the Seller shall be obliged to (i) transfer all of the NewCo Assets to NewCo in accordance with the NewCo Transfer Implementation Plan and to (ii) sell and the Buyer shall be obliged to buy the Shares on the terms set out in this Agreement.

5.3

If the Share Purchase Option is not exercised in accordance with Section 5.2, the Share Purchase Option is cancelled with effect from the Option Deadline and the Parties shall have no further rights or obligations under this Agreement except pursuant to clauses 14 (Announcements; Confidentiality), 15 (Notices), 16 (Taxes and Transaction Costs), 17 (General) and 18 (Governing law; Legal venue).

5.4	Save as otherwise set out in this Agreement, the Seller shall have the right to exercise all rights attaching to the Shares, hereunder the rights to vote for the Shares, until Completion.

6	CONDUCT OF BUSINESS OF THE SELLER AND NEWCO

6.1

Unless the Buyer shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), for the period from the execution of this Agreement to and including Completion (the “Interim Period”), except as expressly contemplated by this Agreement, the Seller shall with respect to NewCo and the NewCo Assets, and shall cause NewCo to, (i) conduct its business, in all material respects, in the ordinary course of business consistent with past practice of the Seller in relation to the NewCo Assets, (ii) comply with all laws and regulations applicable to the NewCo Assets, its business and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, its business organization, to keep available the services of its managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of its material assets, all as consistent with past practice of the Seller in relation to the NewCo Assets.

6.2

Without limiting the generality of clause 6.1 and except as contemplated by the terms of this Agreement, during the Interim Period, without the prior written consent of the Buyer (such consent not to be unreasonably withheld, conditioned or delayed), the Seller shall cause NewCo to not:

(a)	amend, waive or otherwise change, in any respect, its articles of association;

(b)

authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third person with respect to such securities;

(c)

split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(d)

incur, create, assume, prepay or otherwise become liable for any indebtedness (directly, contingently or otherwise) in excess of USD100,000 individually or USD250,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any indebtedness, liability or obligation of any person in excess of USD100,000 individually or USD250,000 in the aggregate;

(e)

make or rescind any material election relating to taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, file any amended tax return or claim for refund, or make any material change in its accounting or tax policies or procedures, in each case except as required by applicable law;

(f)	fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice of the Seller in relation to the NewCo Assets;

(g)	establish any subsidiary or enter into any new line of business; or

(h)	take part in any business activities other than preparations for the NewCo Asset Transfer in accordance with the NewCo Transfer Implementation Plan;

(i)	pay any Transaction Costs; or

(j)	authorize or agree to do any of the foregoing actions.

6.3

Without limiting the generality of clause 6.1 and except as contemplated by the terms of this Agreement, during the Interim Period, without the prior written consent of the Buyer (such consent not to be unreasonably withheld, conditioned or delayed), the Seller shall not:

(a)	amend, waive, or otherwise change any licenses, permits or approvals required in relation to the Project and which forms part of the NewCo Assets;

(b)	terminate, or waive or assign any right under any contract or otherwise in relation to the NewCo Assets or enter into any contract in relation to the NewCo Assets; or

(c)

transfer or license to any person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any intellectual property which forms part of the NewCo Assets held by the Seller or NewCo or disclose to any person who has not entered into a confidentiality agreement any trade secrets relating to the NewCo Assets.

7	COMPLETION CONDITIONS

7.1

Each Party’s obligation to complete the (i) NewCo Assets Transfer and the (ii) Shares Transfer, following the exercise of the Share Purchase Option is conditional on the following (the “Completion Conditions”):

(a)	The BCA Closing having occurred;

(b)	the other Party not being in material breach of its obligations under the Agreement at the time of Completion; and

(c)	no material breach of the Seller’s Warranties existing at the time of Completion, except that the Seller may not invoke the condition set out in this clause 7.1 (c).

Each Party may waive any of the completion conditions set out in this clause 7.1.

7.2

Each of the Parties shall use reasonable efforts to promptly take or cause to be taken all actions necessary or advisable under applicable law and regulations to consummate and make effective the NewCo Assets Transfer and Shares Transfer.

8	PRE COMPLETION BREACHES AND TERMINATION

8.1	Until Completion, the Parties shall promptly upon becoming aware of such fact or circumstance notify each other in writing of any circumstance or fact which results in a breach of the Agreement.

8.2

This Agreement may be terminated at any time prior to Completion by written agreement between the Buyer and the Seller, or by written notice from the Buyer or the Seller to the other Parties where the Completion Conditions have not been satisfied (for whatever reason except for the fault or breach of Agreement of the Party seeking to terminate this Agreement) or waived before the Option Deadline.

8.3	If this Agreement is terminated pursuant to clause 8.2, all further obligations of the Parties pursuant to this Agreement shall terminate and have no further effect, provided that:

(a)	termination shall not affect any accrued rights or liabilities of any Party in respect of damages for any breach of this Agreement prior to such termination;

(b)

where a Party has terminated the Agreement on the basis of a material breach of the Agreement, such termination shall not affect the terminating Party’s right to seek compensation for the economic loss resulting from the termination of the Agreement; and

(c)

the obligations of the Parties pursuant to clauses 14 (Announcements; Confidentiality), 15 (Notices), 16 (Taxes and Transaction Costs), 17 (General), and 18 (Governing law; Legal venue), shall survive such termination.

9	COMPLETION

9.1	Completion shall take place at the offices of Wikborg Rein Advokatfirma AS. at Dronning Mauds gate 11, Oslo, Norway within ten Business Days after the Completion Conditions are satisfied.

9.2

At Completion in order to effect the NewCo Assets Transfer, the Seller shall immediately (and shall provide documentation to the Buyer evidencing that such steps have been taken to the satisfaction of the Buyer):

(a)	take the steps set out in the NewCo Transfer Implementation Plan required in relation to NewCo Assets Transfer; and

(b)

procure that NewCo, as consideration for the NewCo Assets Transfer, issue a promissory note as set out in Appendix 3 hereto to the Seller in a principal amount of USD25,000,000 (the “NewCo Promissory Note”).

9.3

At Completion, provided that the Buyer has exercised the Share Purchase Option and as soon as practically possible following the NewCo Assets Transfer having occurred in accordance with clause 9.2, in order to effect the Shares Transfer, the Seller shall:

(a)	deliver to the Buyer evidence of the authority of the individual executing the documents to be executed and delivered for and on behalf of the Seller at Completion;

(b)	deliver to the Buyer a copy of duly signed minutes from a board meeting in NewCo approving:

(i)	the registration of the transfer of the Shares to the Buyer; and

(ii)	acceptance of the resignations referred to in clause 9.3 (g) and the appointment of such persons nominated by the Buyer as directors of the NewCo with effect from Completion.

(c)	deliver to the Buyer a stock transfer form for the Shares executed by the Seller;

(d)	deliver to the Buyer the share certificate for the Shares or an indemnity, in agreed form, for any lost certificates;

(e)	procure that the Shares are transferred to the Buyer, free and clear of any Encumbrances;

(f)	deliver to the Buyer a copy of the NewCo’s shareholder register showing that the Buyer has been registered as the owner of the Shares, free and clear of any Encumbrances; and

(g)

letters of resignation from each of the board members of NewCo confirming that they resign from their respective offices with effect from Completion, and that they waive any right to any fees and other claims that they may have against NewCo in their capacity as members of the board at such time.

9.4

At Completion, provided that the Buyer has exercised the Share Purchase Option and as soon as practically possible following the NewCo Assets Transfer having occurred in accordance with clause 9.2, in order to effect the Shares Transfer, the Buyer shall:

(a)	deliver to the Seller evidence of the authority of the individual(s) completing the Agreement on behalf of the Buyer; and

(b)	pay the Purchase Price to the Seller;

(c)	notify NewCo of its purchase of the Shares in writing; and

9.5

The actions set out in clause 9.2 shall for the avoidance of doubt be completed prior to the Seller and the Buyer initiates its obligations as set out in clause 9.3 and 9.4 respectively. The actions set out in clause 9.3 and 9.4 shall be mutually conditional upon each other. Each Party may (in addition and without prejudice to all other rights and remedies available to it) revoke any action taken under clauses 9.3 and 9.4 (as applicable), and demand reversal of such action, until the other Party has performed all of its obligations there under.

9.6	When all of the relevant Completion actions have taken place, the Parties shall sign a completion memorandum, evidencing that Completion has taken place.

10	SELLER’S WARRANTIES

10.1

Subject to clause 10.2, the Seller represents and warrants to the Buyer on an indemnity basis that each of the warranties set out in clauses 10.1.1 –10.1.13 are true and accurate and not misleading as at the Agreement Date, the DD Commencement Date and the Completion Date.

10.1.1	Legal Status

The Seller is a corporation duly organised and validly existing under the laws of the England and Wales. NewCo has been lawfully incorporated and is a corporation duly organised and validly existing under the laws of Scotland as at the DD Commencement Date. All returns, particulars, resolutions and other documents that Newco is required by law to file with, or deliver to, any authority in any jurisdiction (including, in particular, the Registrar of Companies in England and Wales or the Registrar of Companies in Scotland) have been correctly made up and duly filed or delivered.

10.1.2	No Conflict

Neither the execution of this Agreement, nor the consummation or performance of any of the transactions contemplated by it, will conflict with or violate (a) any provision of the articles of association of the Seller or NewCo; or (b) any resolution adopted by the board of directors or the general meeting of the Seller or NewCo.

10.1.3	The Shares

The Seller has full ownership to the Shares. The Shares constitute 100% of the issued shares of NewCo and are validly issued, fully paid and free and clear from any Encumbrances. There is no agreement to create any Encumbrance over any of the Shares.

There are no outstanding securities of NewCo convertible into, or exchangeable for, shares of NewCo, or options or other rights to acquire from NewCo, or any other obligation on NewCo to issue, any shares of NewCo. NewCo has no outstanding obligations to repurchase or redeem any shares or such financial instruments as mentioned in the previous sentence.

10.1.4	Accounts

Based on the facts available to the board of NewCo at the time that the respective Accounts were approved, the Accounts were prepared in accordance with the Accounting Principles and gave in all material respect a true and fair view of the assets and liabilities, and of the profit or loss of NewCo, as per, and for the accounting period ending on, the Accounts Date.

10.1.5	Position since the Accounts Date:

Since the Accounts Date

(a)	the business of NewCo has in all material respect been carried out in the ordinary and usual course;

(b)	no dividend or other distribution has been declared or paid by NewCo; and

(c)	the NewCo has not purchased or disposed of any asset with a book value (as per the DD Commencement Date) in excess of USD 100,000.

10.1.6	Conduct of Business

The Business of NewCo has, during the Interim Period, been conducted in accordance with clauses 6.1, 6.2 and 6.3of this Agreement.

10.1.7	Licenses

The Seller or NewCo holds all licenses as set out in Appendix 1.

10.1.8	Contracts

Neither the Seller or NewCo, nor its contract counterparties, is in material breach of any of the Seller’s or NewCo’s material contracts in relation to the NewCo Assets.

10.1.9	Tax

NewCo has in a timely manner filed income Tax returns, value-added Tax returns and other mandatory submissions and information with the relevant Tax authorities. All information in such mandatory returns and submissions was in all material respect true, correct and complete at the time of filing.

The Seller and NewCo has paid all Taxes (including payable VAT) in relation to the NewCo Assets when due for payment.

The Seller and NewCo has withheld or collected all Taxes in relation to the NewCo Assets as required by applicable law and statutory regulations.

10.1.10	Employees

NewCo has not and has never had any employees.

10.1.11	Compliance

The Seller and NewCo has complied, and comply, in all material respect with the terms and conditions of, all statutory licences and permits in relation to the NewCo Assets.

10.1.12	Litigation

The Seller and NewCo is not a party to any litigation, criminal proceedings, arbitration or alternative dispute resolution proceedings in relation to the NewCo Assets, and the Seller and NewCo has been notified, or notified any other party, of any such proceedings.

The Seller and NewCo has not been notified of any particular investigation in relation to the NewCo Assets of the Seller and NewCo by any governmental, administrative or regulatory body.

10.1.13	Provided Information

To the Seller’s Knowledge, the Provided Information is correct and complete in all material respects and provides a fair overall view of the NewCo and the NewCo Assets in all material respects.

10.2	On Completion, the Buyer has carried out a legal, financial and tax due diligence of the NewCo and the NewCo Assets.

10.3	Except for the Seller’s Warranties, the Seller does not make any express or implied warranty or representation in respect of the Shares, NewCo or its business.

11	WARRANTY CLAIMS

11.1	Subject to clauses 11.2 – 11.11, the Seller shall compensate any loss which the Buyer or NewCo incurs due to a breach of the Seller’s Warranties.

11.2	The Seller shall not in any event be responsible for any indirect or consequential loss incurred by the Buyer due to any breach of the Seller’s Warranties.

11.3

The Buyer must notify the Seller of any breach of the Seller’s Warranties in writing within 30 Business Days after the Buyer becomes or should have become aware of the circumstances underlying the breach. No claims may be made against the Seller on the basis of any breach of the Seller’s Warranties not notified in writing within such time.

11.4	The Buyer may not make any claim for any breach of:

(a)	the warranty set out in clause 10.1.9 (Tax) after the statutory limitation period for any Tax claim against NewCo relating to the warranty set out therein; or

(b)	any other warranty after the date that is eighteen (18) months after Completion.

This clause 11.4 shall not limit the Seller’s liability for (i) breaches of the warranties set out in clause 10.1.1 (Legal Status), 11.2 (No Conflict) and 10.1.3 (the Shares) or (ii) in case of fraud, wilful misconduct or gross negligence on the part of the Seller.

11.5	The Seller’s liability for breaches of the Seller’s Warranties shall be limited quantitatively as follows:

(a)	The Seller shall have no liability with respect to any individual loss not exceeding USD 25,000.

(b)	The Seller shall have no liability unless the aggregate losses for which the Seller is otherwise liable exceed USD 250,000, but then for the full amount.

(c)	The Seller’s aggregate liability for warranty breaches shall not exceed USD 25,000,000.

This clause 11.5 shall not limit the Seller’s liability for (i) breaches of the warranties set out in clause 10.1.1 (Legal Status), 11.2 (No Conflict) and 10.1.3 (the Shares) or (ii) in case of wilful misconduct or gross negligence on the part of the Seller.

11.6	The Seller shall have no liability for a loss to the extent that:

(a)

the loss occurs as a result of any legislation not in force at Completion, or which takes effect retrospectively, or occurs as a result of any increase in the Tax rates in effect at the Agreement Date or any change in the practice of the Tax authorities; or

(b)	any such loss could have been avoided or mitigated by reasonable efforts by the Buyer.

11.7

The Buyer shall inform the Seller without undue delay if the Buyer receives notice of any claim from a third party which may give rise to a claim against the Seller for breach of the Seller’s Warranties (a “Third Party Claim”).

If the Seller has confirmed in writing that it, subject to the limitations of clause 11.5 and 11.6, will indemnify the Buyer against all direct losses that the Buyer may incur from a Third Party Claim, the Seller shall have the right to assume and control the defence of such Third Party Claim at the Seller’s cost and expense and through counsel of the Seller’s choice.

If the Seller has not provided the Buyer with such confirmation in respect of a Third Party Claim, the Buyer shall, in consultation with the Seller, have full and exclusive the lead and control of the defence of any legal or arbitration proceedings of the Third Party Claim, hereunder through counsel of the Buyer’s choice, subject to the rights of any third party insurers. The Buyer shall not make any settlement or compromise of any such proceeding without the prior written approval of the Seller, which shall not be unreasonably withheld.

The Seller shall have no liability for any loss incurred by the Buyer which results from the Buyer’s breach of the provisions of this clause 11.7.

11.8

The Seller shall not be liable for any loss resulting from a breach of the Seller`s Warranties to the extent that the Buyer or NewCo may recover indemnity (or would have had such a right or been so entitled but for a change in law or change in the terms of the insurances of NewCo after Completion) for such loss from any person other than the Seller whether under any provision of applicable law, insurance policy or otherwise howsoever.

11.9	The Buyer shall not be entitled to recover more than once in respect of the same circumstances giving rise to a claim.

11.10

When calculating the loss of the Buyer resulting from a breach of the Seller’s Warranties, any savings by, or net benefit to, the Buyer resulting from the circumstances underlying the warranty breach or the resulting loss shall be taken into account, including but not limited to any reduced current of future taxation on the Buyer or on NewCo resulting from such circumstances or loss.

11.11	The Buyer’s right to claim compensation under this clause 11 shall be the only remedy available to the Buyer in the event of a breach of the Seller’s Warranties under this Agreement.

12	POST COMPLETION OBLIGATIONS

12.1

The Buyer shall procure that NewCo prepares and files tax returns and pay the tax for any Land & Buildings Transaction Tax that will occur as a result of the NewCo Assets Transfer and/or the Shares Transfer.

12.2

The Buyer shall procure that NewCo after Completion grants the Seller reasonable access to accounting material and other relevant information from the period before Completion to the extent this is required for the Seller to comply with its statutory obligations.

12.3

The Buyer waives any rights and claims which it may have against any board member or employee of the Seller or NewCo in respect of any misrepresentation, inaccuracy or omission in any information or advice given by them to the Buyer in connection with the Transaction, hereunder in the Provided Information.

The Buyer shall indemnify the Seller and all current and previous board members and employees of NewCo against any claim from the NewCo after Completion that relate to their capacity as shareholders or board members or employees of NewCo before Completion, whether for repayment of distributions, damages for negligence, or otherwise.

This clause 12.3 shall not apply to any claims resulting from the gross negligence or wilful misconduct of the Seller, or any current or previous board member or employee of NewCo.

This clause 12.3 may be invoked by the Seller and the current and previous board members and employees of the Seller and NewCo.

13	TRANSFER OF NEWCO PROMISSORY NOTE AGAINST ISSUE OF SHARES IN PUBCO

13.1

Immediately following Completion and issuance of the NewCo Promissory Note, the Seller undertakes to, and shall be entitled to subscribe for the PubCo Shares for a total subscription amount equal to USD25,000,000 based on a subscription price per share equal to the PubCo Share Price less 5%. No separate consideration shall be payable by the Seller for this right to subscribe for the PubCo Shares.

13.2

Provided that no payments have been made under the NewCo Promissory Note, the Seller shall transfer ownership to the NewCo Promissory Note to PubCo on the date of subscription of the PubCo Shares as full and final payment for the total share deposit set out in clause 13.1.

13.3

Upon completion of the transfer of the Purchase Promissory Note to PubCo, PubCo shall instruct its secretary to register the Seller as the holder of the PubCo Shares subscribed as set out in clause 13.1 which shall be credited as fully paid.

14	ANNOUNCEMENTS; CONFIDENTIALITY

14.1

No announcement in connection with the existence or subject matter of this Agreement shall be made or issued by or on behalf of a Party without prior written approval from the other Party, except that this shall not hinder any announcement required by applicable law, public authority or the rules of any recognised stock exchange on which the securities of any Party or any of its Affiliates are listed.

14.2

The Seller and the Buyer shall keep confidential, and shall cause their respective directors, officers, employees, agents and advisors to keep confidential, the Agreement and any written, oral or other information obtained in confidence from the other Party or NewCo in connection with the Transaction.

14.3

The Seller shall after Completion keep confidential, and shall cause its respective directors, officers, employees, agents and advisors to keep confidential, all and any information related to NewCo and its business and operations.

14.4

Neither clause 14.2 nor clause 14.3 shall apply (a) to information which becomes publicly available through no fault of a Party; (b) to the extent that the disclosure or use of information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Transaction; or (c) to the extent that the disclosure or use of information is required by law, regulation or legal process. Nor shall clause 14.2 apply where the disclosure is made to a third party in connection with a due diligence of the Party, and the third party in question has undertaken to keep the information confidential.

15	NOTICES

15.1

Any notice to be given under this Agreement shall be in writing and in the English language. Such notice shall be deemed duly given or made when delivered personally or by email to the Party in question as follows:

If to the Seller:
Name:	GBTRON Lands Limited
For the attention of:	Ashish Dixit
Address:	45 Pont Street, London, SW1X 0BD, United
Kingdom
E-mail:	ashish@lng9.com

If to the Buyer or PubCo:
Name:	Crown LNG Holding AS / Crown LNG Holdings Limited

For the attention of:	Jørn Skule S. Husemoen
Address:	c/o Crown LNG Holding AS, Skøyen Atrium,
Drammensveien 147, 0277 Oslo, Norway
E-mail:	jorn@crownlng.com

In all events with a copy to:	Wikborg Rein Advokatfirma AS
For the attention of:	Andreas Fjærvoll-Larsen
E-mail:	afl@wr.no

or at such address as the respective Party hereto may hereafter specify in writing to the other Party.

15.2	Any notice given as set out in clause 15.1 shall be deemed to be have been given:

(a)	if delivered personally, at the time of delivery; and

(b)

if sent by e-mail, on the day it was sent provided it is sent during business hours on a Business Day and, if not, on the next Business Day, and provided that if the recipient of the e-mail has not confirmed receipt a copy of the notice must be delivered, sent by post or fax on the first Business Day thereafter; and

16	TAXES AND TRANSACTION COSTS

16.1	The Buyer shall be responsible for any and all Taxes and Transaction Costs due as a direct result of entry into of this Agreement and/or the accomplishment of the Transaction.

16.2

If by requirement of law any Taxes or amounts in respect of any Taxes must be deducted, withheld or paid by the Buyer or the Seller as a result of entry into of this Agreement and/or the accomplishment the Transaction, the Buyer shall (a) pay such Taxes to the relevant authority and/or to the Seller (provided that the Seller provides evidence that such Taxes will be paid to the relevant authority) and (b) with respect to any Taxes due in respect of payments to be made from the Buyer to the Seller under this Agreement, make such additional payments under Agreement as may be necessary to ensure that the Seller receives (free from any liability in respect of any such deduction or withholding) a net amount equal to the full amount which it would have received had payment not been made subject to Taxes or other deductions.

16.3	The Seller shall cooperate in good faith with the Buyer to minimise any Taxes that may occur as a direct result of entry into of this Agreement and/or the accomplishment of the Transaction.

16.4	The Buyer shall pay any Transaction Costs incurred by the Seller in relation to the entry into of this Agreement and/or the accomplishment of the Transaction.

17	GENERAL

17.1

This Agreement constitutes the entire agreement between the Parties relating to the Transaction and supersedes all previous agreements, whether oral or in writing, between the Parties relating to the Transaction.

17.2	Each party warrants to the other party that:

(a)

it has all requisite power and authority to enter into, deliver and perform this Agreement (and shall on the Agreement Date deliver to the other Parties evidence of the authority of the individual executing the Agreement);

(b)

this Agreement and any other documents it enters into pursuant to this Agreement shall, upon execution, constitute valid, legal and binding obligations of that party and be enforceable in accordance with their respective terms; and

(c)

the signing of this Agreement and the performance of its obligations under this Agreement and any other documents it enters into pursuant to this Agreement will not result in a breach of any other agreement or arrangement to which it is a party, nor give rise to any right of termination of any other agreement or arrangement to which it is a party.

17.3	This Agreement may only be changed or modified by an agreement in writing signed by the Parties.

17.4	No Party shall be entitled in any circumstance to rescind or terminate this Agreement except prior to Completion as explicitly set out in clause 8.

17.5

No Party may transfer its rights or obligations under this Agreement to any other party without the prior written consent of the other Party, except that the Buyer may transfer any of its rights under this Agreement (in whole or in part) to any Affiliate of the Buyer.

17.6

Any invalidity, illegality or unenforceability of any provision of this Agreement in any jurisdiction, shall not affect the validity, legality or enforceability of the relevant provision in any other jurisdiction, or of any other provision of the Agreement in any jurisdiction.

17.7

If a Party which is required to pay any sum (including interest) under this Agreement fails to pay such sum when due for payment, it shall pay interest on such sum for the period from and including the due date up to the date of actual payment in accordance with the Norwegian Act relating to Interest on Overdue Payment of 1976.

18	GOVERNING LAW; LEGAL VENUE

18.1	All matters arising out of or relating to this Agreement shall be governed by Norwegian law.

In all disputes arising from or related to this Agreement, the Parties shall first seek to resolve the dispute amicably. If the dispute cannot be settled amicably, the dispute shall be finally decided by arbitration according to the Norwegian Arbitration Act of 14 May 2004 no. 25. The place for the arbitration shall be Oslo and the language for all documentation and proceedings related to the arbitration shall be English. The dispute, the arbitration proceedings and the arbitral award shall be confidential.

* * * * *

This Agreement has been signed by the Parties (or their duly authorised representatives) on the date stated at the beginning of this Agreement.

GBTRON Lands Limited	Crown LNG Holding AS

/s/ Ashish Dixit	/s/ Jørn Husemoen
Name: Ashish Dixit	Name: Jørn Husemoen
Position: Director	Position: Director

Crown LNG Holdings Limited

/s/ Jørn Husemoen
Name: Jørn Husemoen
Position: Director

APPENDIX 1 – NEWCO ASSETS

1.

The rights to moor and operate the FSRU at the Anchorage, connect the FSRU to the gas grid connection point, maintain an onshore supply- and crew transfer base at the Location pursuant to a sub-lease agreement between the Seller and NewCo against a lease payment from NewCo to the Seller reflecting the lease payments due by the Seller directly relating to such rights under the Port Authorities Agreement (on a “pass through”-basis without any uplift) and a lease period reflecting the land lease by the Seller under the Port Authorities Agreement;

2.	Exclusive rights to operate the FSRU, including the right of way to connect to the gas grid of Scotland;

3.

Exclusive rights to sign all Terminal User Agreements (TUA) with UK or International clients for use of the FSRU for import and regasification of LNG including, but limited to, the Seller’s Affiliates (e.g. in relation to the gas fired powerplant, hydrogen manufacturing, ISO container distribution centre for delivering LNG by Trucks/Rail to Automotive, Industrial & Off-grid sector);

4.

Any and all documents and summary of communication regarding the FSRU rights governed by Port Authorities Agreement, including pre-application documentation prepared and communication in relation to any applications for approval of the FSRU;

5.	Other relevant rights relating to the FSRU under the Port Authorities Agreement;

6.	The rights and obligations of the Seller under the Exclusivity Agreement.

Plan 1: Port of Grangemouth

Land available for Development
Port of Grangemouth
Plot A
Plot B
Plot C
Firth of Forth

Plan 2: Port of Methil Deep-water Anchorage

Execution version

APPENDIX 2 – EA AMENDMENT AGREEMENT

AMENDMENT TO EXCLUSIVITY AGREEMENT

THIS AMENDMENT TO EXCLUSIVITY AGREEMENT (the “Amendment”) is entered into on [DATE] by and between:

(1)

Crown LNG Holding AS, a company incorporated under the laws of Norway, with a registered address at Drammensveien 147, 0277 Oslo, Norway and with business registration number 817 120 962, (“CROWN”); and

(2)

GBTRON Lands Limited., a company incorporated under the laws of England and Wales, with a registered address at 45 Pont Street, London, England SW1X 0BD and with business registration number 07103170, (“GBTRON”); and

(CROWN and GBTRON hereinafter collectively referred to as the “Parties” or, individually, a “Party”).

BACKGROUND:

(A)

The parties entered into the exclusivity agreement on the 27th of August 2020 (the “Agreement”), to develop, build, own, and operate an FSRU for regasification services to the Project as defined in the Agreement.

(B)

As per the Agreement CROWN shall pay USD 4,000,000 which is due at the end of December 31.2022 and an annual exclusivity fee of USD 1,000.000 due at the end of December 31st, 2023, and until FID of the FSRU.

(C)

CROWN has requested new terms of payment for the exclusivity fee in relation to the extension of the exclusivity period to keep the Exclusivity Agreement in full force and effect and valid for an extended period.

(D)	GBTRON confirms that it has made the necessary lease payments to maintain the mooring locations for the FSRU and wishes to maintain the Agreement in in full force and effect.

(E)	Terms defined in the Agreement shall have the same meaning when used in this Amendment.

NOW, THEREFORE, the Parties have agreed as follows:

1	AMENDMENTS TO THE AGREEMENT

1.1	Reference is made to the Agreement, item 2.3. In the Agreement, item 2.3 is modified to read:

“2.3

Both Parties shall use their reasonable endeavors to ensure that the consenting process commences by 31 December 2023; and that FID is achieved no later than 31 December 2025 (the “FID Long Stop Date”).”

1.2	Reference is made to the Agreement, item 7.1. In the Agreement, item 7.1 is modified to read:

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“7.1 This Exclusivity Agreement is valid until the expiry of the Lease Agreement for the FSRU unless terminated pursuant to clause 8.

(a)	CROWN will pay the first instalment of the initial Exclusivity fee of US$ 1,500,000 due at September 30th 2023;

(b)	CROWN will pay the final instalment of the initial Exclusivity fee of US$ 2,500,000 due at December 31st 2023;

(c)	CROWN will thereafter and in addition pay an annual Exclusivity fee of US$ 1,000,000 due first time at December 31st, 2023: and annually thereafter and until FID of the FSRU.”

2	MISCELLANEOUS

2.1

The provisions of clauses 10 (Confidentiality), 11 (Miscellaneous) and 12 (Governing Law and Dispute Resolution) of the Agreement shall apply, mutatis mutandis, as if written out in full in this Amendment.

2.2	Except to the extent amended or supplemented by this Amendment, the terms and conditions of the Amendment shall remain in full force and effect in all other respects.

2.3	This Amendment is supplemental to and shall be read as an integral part of the Agreement.

*****

Signature pages follows

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Crown LNG Holding AS	GBTRON Lands Limited

Name: Jørn Skule Husemoen	Name: Ashish Dixit
Position: Chairman	Position: Director

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APPENDIX 3 PROMISSORY NOTE

PROMISSORY NOTE

[NewCo], a private limited liability company incorporated under the laws of England and Wales, with registered address [•] and with business registration number [•] (the “Debtor”),

by its execution and delivery of this promissory note (the “Promissory Note”) does hereby acknowledge its debt to

GBTRON Lands Limited., a private limited liability company incorporated under the laws of England and Wales, with registered address at 45 Pont Street, London, SW1X 0BD, United Kingdoms, and with business registration number 201622928W (the “Creditor”);

in the principal amount of

USD [•] (United States [ ] dollars) (the “Principal Amount”)

on the following terms and conditions:

1.	Repayment:	The Debtor hereby irrevocably and unconditionally undertakes, warrants and promises to pay to the Creditor the Principal Amount in full on or before [one year from issue date ] (the “Repayment Date”). Notwithstanding the foregoing, the Debtor shall be entitled to prepay the Principal Amount in whole or in part at any time upon giving not less than fourteen (14) days prior written notice to the Creditor.

2.	Interest:

The Debtor shall pay interest on the Principal Amount at the rate of SOFR + 1.5 % per annum (on the basis of the actual number of days elapsed and a year of 360 days) which shall be payable quarterly in arrears.

“SOFR” means the secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).

3.	Default interest:	If the Debtor fails to make any payment under this Promissory Note on the due date of such payment, it shall pay default interest on the overdue amount at an aggregate rate in accordance with the Norwegian Act relating to Interest on Overdue Payment of 1976 such default interest to be calculated (on the basis of the actual number of days elapsed and a year of 360 days) from the due date of that payment until (and including) the date of receipt by the Creditor of the overdue amount together with such accrued default interest.

4.	Acceleration:	The Debtor accepts and agrees that the Creditor, by written notice to the Debtor at the address set forth above, shall be entitled to declare the outstanding portion of the Principal Amount at any time immediately due and payable in full together with accrued interest and default interest if at any time Debtor fails to make any payment under this Promissory Note on the due date of such payment.

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5.	Transferability	The parties acknowledge and agree that, except for (i) transfers contemplated in the form of this Promissory Note or (ii) other transfers to Crown LNG Holdings Limited, Crown LNG Holding AS or any of their subsidiaries, this Promissory Note is not transferable.

6.	Governing Law:	This Promissory Note and any non-contractual obligations arising out of or in connection with this Promissory Note shall be governed by Norwegian law.

7.	Jurisdiction:	Any dispute arising out of or in connection with this Promissory Note (including disputes regarding the existence, validity or termination of this Promissory Note and disputes relating to any non-contractual obligations arising out of or in connection with this Promissory Note) shall be decided by arbitration according to the Norwegian Arbitration Act of 14 May 2004 no. 25. The place for the arbitration shall be Oslo and the language for all documentation and proceedings related to the arbitration shall be English. The dispute, the arbitration proceedings and the arbitral award shall be confidential.

[Signature page to follow]

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Date 2023

For and on behalf of

[NewCo]

Name:
Title:

ENDORSEMENT FOR TRANSFER

This Promissory Note (which includes all of the Creditor’s rights and benefits hereunder) is hereby transferred to [Crown LNG Holdings Limited], a private limited company incorporated under the laws of Jersey] with registered address at [ ] with registration number [ ], with effect from

Date

For and on behalf of

[ ]

Name:
Title:

ENDORSEMENT FOR TRANSFER

This Promissory Note (which includes all of the Creditor’s rights and benefits hereunder) is hereby transferred to [Crown LNG Holding AS], a private limited company incorporated under the laws of Norway] with registered address at [ ] with registration number [ ], with effect from

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Date

For and on behalf of

[ ]

Name:
Title: